Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2020 (May 18, 2020 as to the effects of discontinued operations and changes to reportable segments as described in Note 1 to the financial statements) relating to the financial statements of CenterPoint Energy Resources Corp., appearing in the Current Report on Form 8-K of CenterPoint Energy Resources Corp. filed on May 19, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 22, 2020